Exhibit 99.1

     Fairness Opinion of Hoefer & Arnett Incorporated dated January 20, 2000


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                                 HOEFER & ARNETT
                                  INCORPORATED
                              353 SACRAMENTO STREET
                                   TENTH FLOOR
                         SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 362-7111

January 18, 2000


Members of the Board of Directors
North Bay Bancorp
1500 Soscol Avenue
Napa, California  94559-1314

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of the outstanding shares of Common Stock, no par value, of North Bay Bancorp ("NBAN") of the $25.00 subscription price per share (the "Subscription Price"), in the proposed public offering (the "Offering") of Common Stock of NBAN.

Hoefer & Arnett Incorporated, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Hoefer & Arnett Incorporated provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, of NBAN for its own account and for the accounts of customers.

In connection with this opinion, we have reviewed, among other things, the Preliminary Prospectus; the Annual Report to Shareholders of Vintage Bank ("VTGB") for the years ended December 31, 1997 and 1998; certain interim reports to shareholders of NBAN and VTGB; certain other communications from NBAN and VTGB to its shareholders; and certain internal financial analyses and forecasts for NBAN and VTGB prepared by the management. We also have held discussions with members of the senior management of NBAN regarding the strategic rationale for, and the potential benefits of, the Offering and the past and current business operations, regulatory relationships, financial condition and future prospects of NBAN. In addition, we have reviewed the reported price and trading activity for the shares of NBAN, compared certain financial and stock market information for NBAN with similar information for certain other companies the securities of which are publicly traded and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed, with your consent, that the financial forecasts, including, without limitation, the projections regarding under-performing and non-performing assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of NBAN and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for NBAN are in the aggregate adequate to cover all such losses. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of NBAN or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. In addition, our opinion does not

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address the  relative  merits of the  Offering  as  compared to any  alternative business transaction that might be available to NBAN.

Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of NBAN in connection with its consideration of the Offering and the Subscription Price.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Subscription Price is fair from a financial point of view to the holders of the outstanding shares of Common Stock of North Bay Bancorp.

Very truly yours,


/s/

HOEFER & ARNETT INCORPORATED